Exhibit. 5.1

October 31, 2014

Halyard Health, Inc.

5405 Windward Parkway

Suite 100 South

Alpharetta, GA 30004

Re: Registration Statement on Form S-8

Gentlemen:

I am the Senior Vice President, General Counsel and Secretary of Halyard Health, Inc., a Delaware corporation (the “Corporation”). This opinion is rendered in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of 4,900,000 shares of the Corporation’s common stock, $0.01 par value (the “Shares”), to be offered under the Halyard Health, Inc. Equity Participation Plan (the “Employee Plan”) and the Halyard Health, Inc. Outside Directors’ Compensation Plan (the “Directors Plan” and together with the Employee Plan, the “Plans”).

I, or a member of my staff upon whom I have relied, have examined the Plans and such corporate and other documents and records, and certificates of public officials and officers of the Corporation, as I have deemed necessary for purposes of this opinion. In stating my opinion, I have assumed the genuineness of all signatures of, and the authority of, persons signing any documents or records on behalf of parties other than the Corporation, the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as certified or photostatic copies. Also, I have relied as to certain matters on information obtained from public officials, officers of the Corporation and other sources believed by me to be responsible. In addition, I have assumed that the Registration Statement has been filed with the Commission and has become effective under the Act.

Based on the foregoing, I am of the opinion that the Shares have been duly and validly authorized, and, when issued and paid for in accordance with the Plans and the provisions of the award agreements relating to awards granted under the Plans, for a consideration at least equal to the par value thereof, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited in all respects to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction. The foregoing opinion is expressed solely for the benefit of the addressee hereof and may not be relied upon by any other person or entity without my prior written consent.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In addition, I hereby consent to the use of this opinion in the related Section 10(a) Prospectus. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ John W. Wesley
John W. Wesley